PART I - EXHIBIT 11
BLOUNT, INC. AND SUBSIDIARIES
COMPUTATION OF NET INCOME PER COMMON SHARE
(In thousands, except share data)
(Unaudited)


                                   Three Months              Nine Months
                                 Ended November 30,        Ended November 30,
                              -----------------------   -----------------------
                                 1995         1994         1995         1994
                              ----------   ----------   ----------   ----------
Primary and fully diluted:
  Net income                  $   15,187   $   12,336   $   41,288   $   31,043
                              ==========   ==========   ==========   ==========

Shares:
  Weighted average common
    shares outstanding             1,000        1,000        1,000        1,000
                              ==========   ==========   ==========   ==========

Primary and fully diluted
  net income per common share $   15,187   $   12,336   $   41,288   $   31,043
                              ==========   ==========   ==========   ==========

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